CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-152224 on Form N-6 of our report dated April 12, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the change in the method of accounting and reporting for deferred policy acquisition costs in 2011 and (2) change in the method of accounting and reporting for other than temporary impairments as required by accounting guidance adopted in 2009) relating to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the heading “Experts” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 23, 2012